Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release

KEMPER TO ACQUIRE AMERICAN ACCESS
IN $370 MILLION TRANSACTION
Transaction Furthers Expansion and Expertise in Specialty Auto Segment,
Strengthens Hispanic Market Alignment
CHICAGO, November 23, 2020 – Kemper Corporation (NYSE: KMPR) announced today that it has entered into a definitive agreement to acquire American Access Casualty Company and its related captive insurance agency, Newins Insurance Agency Holdings, LLC, and its subsidiaries (collectively “AAC”), in a cash transaction valued at $370 million. The transaction is expected to close in the first quarter of 2021, subject to regulatory approval and other customary closing conditions.
AAC, headquartered in Downers Grove, Illinois, provides specialty private passenger auto insurance in Arizona, Illinois, Indiana, Nevada and Texas. AAC wrote over $370 million of direct premiums in 2019 through a network of approximately 500 independent agents and over 110 captive agents. AAC’s multi-channel distribution strategy, agency relationships, and deep ties to the markets it serves—particularly Hispanic communities—have driven strong growth and consistent profitability.
“AAC is a great addition to Kemper’s specialty auto franchise and aligns with our strategic intent to serve growing niche markets with affordable and easy-to-use products,” said Duane Sanders, President of Kemper’s P&C Division. “Their distribution capabilities, including strong customer and agent relationships, will expand our geographic footprint and when combined with our financial resources will create increased reach and incremental scale. We look forward to having AAC join the Kemper team.”
The transaction is expected to be accretive to Kemper’s earnings per share (EPS) and return on tangible common equity in the first year, excluding value of business acquired and one-time items, and result in high single-digit EPS accretion in the second year, excluding restructuring and one-time items. Tangible book value per share is expected to return to pre-transaction levels within the first year following the close of the transaction.
A presentation outlining additional information related to the transaction is available online in the Investors section of kemper.com.
Sidley Austin LLP served as legal counsel for Kemper. Piper Sandler & Co. acted as financial advisor to AAC and Winston & Strawn LLP served as legal counsel for AAC.
About Kemper
The Kemper (NYSE: KMPR) family of companies is one of the nation’s leading specialized insurers. With $14.1 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper services over 6.3 million policies, is represented by more than 30,000 agents and brokers, and has over 9,300 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

About American Access
American Access, headquartered in Downers Grove, Illinois, is a specialty line auto insurance carrier (American Access Casualty Company) and agency (Newins Insurance Agency Holdings, LLC). American Access Casualty Company was chartered in 1999. Newins Insurance Agency Holdings, LLC began operations in 1975. The combined entities have been serving their insureds for over 20 years and focus on large, urban areas with a substantial concentration in Hispanic communities. For more information about American Access Casualty Company and Newins, please visit https://www.aains.com/about-us/ and https://newinsllc.com/about-newins/.
Caution Regarding Forward-Looking Statements
This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.
Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict and are not guarantees of future performance. Among the general factors that could cause actual results and financial condition to differ materially from estimated results and financial condition are those factors listed in periodic reports filed by Kemper with the Securities and Exchange Commission (“SEC”). The COVID-19 outbreak and subsequent global pandemic (“Pandemic”) is an extraordinary event that creates unique uncertainties and risks. Kemper cannot provide any assurances as to the impacts of the Pandemic and related economic conditions on the Company’s operating and financial results.
No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release, including any such statements related to the Pandemic. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.
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Contacts
Investors:     Christine Patrick, 312.661.4803, cpatrick@kemper.com
News Media:     Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com